Exhibit 10.1

Biotricity Inc.

Amended Side Letter

May 15, 2024

May 15, 2024

Ionic Ventures, LLC

3053 Fillmore St., Suite 256

San Francisco, CA 94123

Re:	Modification of the Securities Purchase Agreement by Amended Letter Agreement

Dear Sirs:

Reference is made to that certain (a) (i) Securities Purchase Agreement (as modified from time to time, the “Securities Purchase Agreement”), dated as of March 25, 2024, between the Company and the purchaser identified therein (the “Investor”) regarding that certain March 2024 Series B Preferred financing, and (ii) the other transaction documents, as modified from time to time, referred to collectively, as the “Securities Purchase Agreement Transaction Documents”), (ii) the other transaction documents, as modified from time to time, referred to collectively, as the “Transaction Documents” and together with the Securities Purchase Agreement Transaction Documents referred to collectively as the “Transaction Documents”) and (iii) that certain Letter Agreement between the Company and the Investor dated May 13, 2024 (the “Letter Agreement”). Capitalized terms used but not defined herein shall have the meanings given to them in the Securities Purchase Agreement.

This amended and restated letter agreement (this “Amended Letter Agreement”) amends the Letter Agreement and reconfirms our recent discussions about, among other matters, following modifications to the Securities Purchase Agreement.

(1)	This Amended Letter Agreement shall be deemed to be a Securities Purchase Agreement Transaction Document.

(2)	The Investor hereby provides an express waiver of the terms in Section 1(b) of the Securities Purchase Agreement whereby the Company shall have the right to require the Purchasers to consummate an additional closing, a third closing (the “Third Closing Date”), even though such additional closing is outside the 30th calendar day following the First Closing Date.

(3)	The Purchasers shall purchase $645,455 of the remaining amount committed as part of the March 2024 Series B Preferred financing under the Third Closing Date.

(4)	The defined term “Closing Date” shall also include the Third Closing Date, in addition to the First Closing Date and the Second Closing Date.

(5)	The Company will deliver the Purchasers a certificate evidencing good standing of the Company in California, where the Company is qualified to do business, within ten (10) Business Days of the date first written above. If the Company fails to deliver the certificate of good standing of the Company in California, as stated above, it will constitute a breach of the Securities Purchase Agreement by the Company.

(6)	All closing conditions required in the Securities Purchase Agreement shall apply to the Third Closing Date.

The Company hereby reaffirms all such obligations and liabilities and agrees that such obligations and liabilities shall remain in full force and effect.

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Biotricity Inc.

Amended Side Letter

May 15, 2024

This Amended Letter Agreement is a Securities Purchase Agreement Transaction Document and is limited as written. As of the date first written above, each reference in the Securities Purchase Agreement or any other applicable Securities Purchase Agreement Transaction Document to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Securities Purchase Agreement Transaction Documents to such Securities Purchase Agreement or other Purchase Agreement Transaction Documents (including, without limitation, by means of words like “thereunder,” “thereof” and words of like import), shall refer to the Securities Purchase Agreement as modified thereby, and this Amended Letter Agreement and the Securities Purchase Agreement shall be read together and construed as a single agreement. The execution, delivery and effectiveness of this Amended Letter Agreement shall not, except as expressly provided herein, (A) waive or modify any right, power or remedy under, or any other provision of, any Transaction Document or (B) commit or otherwise obligate Investor to enter into or consider entering into any other amendment, waiver or modification of any Transaction Document.

All communications and notices hereunder shall be given as provided in the Securities Purchase Agreement Transaction Documents. This Amended Letter Agreement (a) shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York, (b) is for the exclusive benefit of the parties hereto and beneficiaries of the Securities Purchase Agreement and, together with the other Transaction Documents, constitutes the entire agreement of such parties, superseding all prior agreements among them, with respect to the subject matter hereof, (c) may be modified, waived or assigned only in writing and only to the extent such modification, waiver or assignment would be permitted under the Transaction Documents (and any attempt to assign this Amended Letter Agreement without such writing shall be null and void), (d) is a negotiated document, entered into freely among the parties upon advice of their own counsel, and it should not be construed against any of its drafters and (e) shall survive the satisfaction or discharge of the amounts owing under the Transaction Documents. The fact that any term or provision of this Amended Letter Agreement is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

Kindly confirm your agreement with the above by signing in the space indicated below and by PDFing a partially executed copy of this letter to the undersigned, and which may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

Very truly yours,

BIOTRICITY INC.

By:	/s/ Waqaas Al-Siddiq
Name:	Waqaas Al-Siddiq
Title:	CEO

AGREED AND ACCEPTED:

Ionic Ventures, LLC

By:	/s/ Brendan O’Neil
Name:	Brendan O’Neil
Title:	Authorized Signatory

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